United States securities and exchange commission logo





                 June 20, 2023

       Charles Ferry
       Chief Executive Officer
       Duos Technologies Group, Inc.
       7660 Centurion Parkway, Suite 100
       Jacksonville, Florida 32256

                                                        Re: Duos Technologies
Group, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 12, 2023
                                                            File No. 333-272603

       Dear Charles Ferry:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Marion Graham, Staff Attorney, at (202) 551-6521 or Matthew Derby,
       Legal Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Thomas Cookson